Exhibit (a)(5)(B)

PRESS RELEASE

Occidental Announces Offer to Exercise Warrants
at a Temporarily Reduced Price
HOUSTON – March 3, 2025 – Occidental (NYSE: OXY) today announced an offer to exercise its outstanding publicly traded warrants (the “Warrants”) at a temporarily reduced price (the “Offer”).
The Offer is available to holders of the Warrants, each representing the right to purchase one share of Occidental’s common stock, $0.20 par value per share, at an exercise price of $22.00. The Warrants were initially distributed by Occidental on August 3, 2020 in the form of a dividend to the holders of record of Occidental’s common stock as of July 6, 2020 and are listed on the New York Stock Exchange under the symbol “OXY WS”. Warrant holders (the “Holders”) have the opportunity to exercise each of their Warrants at a temporarily reduced exercise price of $21.30. There is no minimum participation requirement with respect to the Offer.
The Offer is subject to the terms and conditions set forth in the Offer to Exercise Warrants to Purchase Common Stock of Occidental Petroleum Corporation, dated March 3, 2025 (the “Offer to Exercise”), filed as an exhibit to Occidental’s Schedule TO filed with the U.S. Securities and Exchange Commission (“SEC”).
To participate in the Offer and exercise the Warrants at the temporarily reduced exercise price, Holders must elect to participate prior to the expiration of the Offer at 5:00 p.m. Eastern Time on March 31, 2025, which may be extended by Occidental in its sole discretion (the “Expiration Date”), and must deliver payment and the required documentation in accordance with the Offer to Exercise prior to the Expiration Date. Holders who elect to participate in the Offer and do not withdraw their validly tendered Warrants will receive the shares of common stock issuable upon exercise of the Warrants promptly after the Expiration Date. Any Holder that tenders Warrants prior to the Expiration Date but changes their mind may withdraw their tender of Warrants at any time prior to the Expiration Date.
The purpose of the Offer is to encourage the exercise of the Warrants by temporarily reducing the exercise price. If all of the outstanding Warrants are exercised at the temporarily reduced exercise price, Occidental would receive gross proceeds of approximately $1.6 billion. Occidental intends to use the proceeds for general corporate purposes, which may include the redemption or repayment of certain of its outstanding indebtedness.
For additional information or assistance, please contact D.F. King & Co., Inc., which is acting as Information Agent for the Offer, at:
D.F. King & Co., Inc.
48 Wall St, 22nd Floor
New York, NY 10005
Toll-Free: (888) 628-8208
Email: OXY@dfking.com
Additional Information
The discussion of the Offer contained in this press release is for informational purposes only and is neither an offer to buy nor a solicitation of an offer to sell securities. Holders should read the Schedule TO filed with the SEC and the exhibits attached thereto carefully because they contain important information, including the various terms and conditions set forth in the Offer to Exercise. The Schedule TO, including the Offer to Exercise and other related materials, will also be available to Holders at no charge on the SEC’s website at http://www.sec.gov or from D.F. King & Co., Inc., Occidental’s Information Agent for the Offer. Holders are urged to read those materials carefully prior to making any decisions with respect to the Offer.
Occidental has filed with the SEC a registration statement that includes a prospectus (as supplemented by a prospectus supplement, the “Prospectus”) relating to the offering of the shares of common stock issuable upon exercise of the Warrants, and has further filed with the SEC a prospectus supplement relating to such registration statement and Prospectus in respect of the exercise of the Warrants at the reduced exercise price. Copies of the Prospectus, as further supplemented by the prospectus supplement, may be obtained from the SEC at http://www.sec.gov, or by contacting D.F. King & Co., Inc.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock, nor shall there be any sale of the common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Occidental
Occidental is an international energy company with assets primarily in the United States, the Middle East and North Africa. We are one of the largest oil and gas producers in the U.S., including a leading producer in the Permian and DJ basins, and offshore Gulf of America. Our midstream and marketing segment provides flow assurance and maximizes the value of our oil and gas, and includes our Oxy Low Carbon Ventures subsidiary, which is advancing leading-edge technologies and business solutions that economically grow our business while reducing emissions. Our chemical subsidiary OxyChem manufactures the building blocks for life-enhancing products. We are dedicated to using our global leadership in carbon management to advance a lower-carbon world.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements about Occidental’s expectations, beliefs, plans or forecasts. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to: any projections of earnings, revenue or other financial items or future financial position or sources of financing; any statements of the plans, strategies and objectives of management for future operations or business strategy; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Words such as “estimate,” “project,” “predict,” “will,” “would,” “should,” “could,” “may,” “might,” “anticipate,” “plan,” “intend,” “believe,” “expect,” “aim,” “goal,” “target,” “objective,” “commit,” “advance,” “likely” or similar expressions that convey the prospective nature of events or outcomes are generally indicative of forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release unless an earlier date is specified. Unless legally required, Occidental does not undertake any obligation to update, modify or withdraw any forward-looking statements as a result of new information, future events or otherwise.
Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. Actual outcomes or results may differ from anticipated results, sometimes materially. Factors that could cause results to differ from those projected or assumed in any forward-looking statement include, but are not limited to: general economic conditions, including slowdowns and recessions, domestically or internationally; Occidental’s indebtedness and other payment obligations, including the need to generate sufficient cash flows to fund operations; Occidental’s ability to successfully monetize select assets and repay or refinance debt and the impact of changes in Occidental’s credit ratings or future increases in interest rates; assumptions about energy markets; global and local commodity and commodity-futures pricing fluctuations and volatility; supply and demand considerations for, and the prices of, Occidental’s products and services; actions by the Organization of the Petroleum Exporting Countries (OPEC) and non-OPEC oil producing countries; results from operations and competitive conditions; future impairments of Occidental's proved and unproved oil and gas properties or equity investments, or write-downs of productive assets, causing charges to earnings; unexpected changes in costs; inflation, its impact on markets and economic activity and related monetary policy actions by governments in response to inflation; availability of capital resources, levels of capital expenditures and contractual obligations; the regulatory approval environment, including Occidental's ability to timely obtain or maintain permits or other government approvals, including those necessary for drilling and/or development projects; Occidental's ability to successfully complete, or any material delay of, field developments, expansion projects, capital expenditures, efficiency projects, acquisitions or divestitures; risks associated with acquisitions, mergers and joint ventures, such as difficulties integrating businesses, uncertainty associated with financial projections or projected synergies, restructuring, increased costs and adverse tax consequences; uncertainties and liabilities associated with acquired and divested properties and businesses; uncertainties about the estimated quantities of oil, natural gas liquids and natural gas reserves; lower-than-expected production from development projects or acquisitions; Occidental’s ability to realize the anticipated benefits from prior or future streamlining actions to reduce fixed costs, simplify or improve processes and improve Occidental’s competitiveness; exploration, drilling and other operational risks; disruptions to, capacity constraints in, or other limitations on the pipeline systems that deliver Occidental’s oil and natural gas and other processing and transportation considerations; volatility in the securities, capital or credit markets, including capital market disruptions and instability of financial institutions; government actions

(including geopolitical, trade, tariff and regulatory uncertainties), war (including the Russia-Ukraine war and conflicts in the Middle East) and political conditions and events; health, safety and environmental (HSE) risks, costs and liability under existing or future federal, regional, state, provincial, tribal, local and international HSE laws, regulations and litigation (including related to climate change or remedial actions or assessments); legislative or regulatory changes, including changes relating to hydraulic fracturing or other oil and natural gas operations, retroactive royalty or production tax regimes, and deep-water and onshore drilling and permitting regulations; Occidental's ability to recognize intended benefits from its business strategies and initiatives, such as Occidental's low-carbon ventures businesses or announced greenhouse gas emissions reduction targets or net-zero goals; potential liability resulting from pending or future litigation, government investigations and other proceedings; disruption or interruption of production or manufacturing or facility damage due to accidents, chemical releases, labor unrest, weather, power outages, natural disasters, cyber-attacks, terrorist acts or insurgent activity; the scope and duration of global or regional health pandemics or epidemics, and actions taken by government authorities and other third parties in connection therewith; the creditworthiness and performance of Occidental's counterparties, including financial institutions, operating partners and other parties; failure of risk management; Occidental’s ability to retain and hire key personnel; supply, transportation and labor constraints; reorganization or restructuring of Occidental’s operations; changes in state, federal or international tax rates; and actions by third parties that are beyond Occidental's control.
Additional information concerning these and other factors that may cause Occidental’s results of operations and financial position to differ from expectations can be found in Occidental’s filings with the SEC, including Occidental’s Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
Contacts

Media	Investors

Eric Moses	R. Jordan Tanner
713-497-2017	713-552-8811
eric_moses@oxy.com	investors@oxy.com